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Exhibit (a)(1)(J)(iii)

MERCURY INTERACTIVE CORPORATION

FORM OF

STOCK OPTION AGREEMENT

FOR THE
2001 INLAND REVENUE APPROVED SUB-PLAN FOR UNITED KINGDOM
EMPLOYEES

        1.    Grant of Option.    Mercury Interactive Corporation, a Delaware corporation ("the Company"), has granted to the Optionee named in the Notice of Grant (the "Optionee"), an option (the "Option") to purchase a total number of shares of Common Stock (the "Shares") set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price"), and in all respects subject to the terms, definitions and provisions of the Amended and Restated 2000 Supplemental Stock Option Plan (the "Plan")—Inland Revenue Approved Sub-Plan for United Kingdom Employees (the "Sub-Plan") adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Sub-Plan shall have the same defined meanings herein.

        2.    Exercise of Option.    This Option shall be exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:

          (a)    Right to Exercise.

            (i)    Subject to subsections 2 (a) (ii), (iii) and (iv) below, this Option shall be exercisable cumulatively, as set forth in the Notice of Grant; provided, however, if allowable by applicable law, that the vesting schedule shall temporarily cease during any period of time that the Optionee's employment is subject to an approved leave of absence in excess of thirty (30) days and recommences thereafter.

             (ii)  This Option may not be exercised for a fraction of a share.

            (iii)  In the event of Optionee's death, disability or other termination of employment, the exercisability of the Option is governed by Sections 5, 6 and 7 below, subject to the limitations contained in subsection 2(a)(iv).

            (iv)  In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in Section 9 below.

          (b)    Method of Exercise.    This Option shall be exercisable by a signed written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, or by such other procedures as may be permitted by the Administrator from time to time (including without limitation, electronic exercise methods). Unless payment is made by Cashless Exercise, the written notice shall be accompanied by payment of the Exercise Price and any applicable tax withholding obligation required by such exercise. If payment is made by Cashless Exercise (as defined below), then Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable taxes required to be withheld by the Company by reason of such exercise and to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. Except to the extent the Cashless Exercise procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the written notice of exercise delivered to the Company in connection with the option exercise. This Option shall be deemed to be exercised upon the receipt by the Company of such written notice accompanied by the Exercise Price and any applicable tax withholding obligation required by such exercise.

        No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

        3.    Method of Payment.

          (a)    Forms of Consideration Authorized.    Payment of the Exercise Price shall consist of: (i) cash; (ii) check; (iii) by means of a Cashless Exercise, as defined in this Section 3(b); or (iv) by any combination of the foregoing.

          (b)    Cashless Exercise.    A "Cashless Exercise" means the assignment in a form acceptable to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to decline, to approve, or terminate any such program or procedure.

        4.    Restrictions on Exercise.    This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

        5.    Termination of Status as an Employee.    In the event of termination of Optionee's Continuous Status as an Employee, the Optionee may, but only within thirty (30) days after the date of such termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), exercise this Option to the extent the Option is vested at the date of such termination. To the extent this Option was not vested at the date of such termination, or if the Optionee does not exercise this Option to the extent vested within the time specified herein, the Option shall terminate.

        6.    Disability of Optionee.    Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee's Continuous Status as an Employee as a result of Optionee's total and permanent disability (as defined in Section 22 (e) (3) of the Code), the Optionee may exercise the Option to the extent Optionee was vested, but only within six months from the date of termination of employment (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below). To the extent that the Option was not vested at the date of termination, or if the Optionee does not exercise such Option to the extent vested within the time specified herein, the Option shall terminate.

        7.    Death of Optionee.    In the event of the death of Optionee:

          (a)   during the term of this Option and while an Employee of the Company and having been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised in full even as to shares which otherwise would not have been vested, at any time within six months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), by Optionee's personal representatives; or

          (b)   within thirty (30) days after the termination of Optionee's Continuous Status as an Employee, the Option may be exercised, at any time within six months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in

  Section 9 below), by Optionee's personal representatives, but only to the extent the Option was vested at the date of termination.

        8.    Non-Transferability of Option; Successors and Assigns.    This Option may not be transferred in any manner and may be exercised during the lifetime of Optionee only by him and following his death only by his personal representatives. The terms of this Option shall be binding upon the personal representatives of the Optionee.

        9.    Term of Option.    This Option may not be exercised more than ten (10) years from the date of grant of this Option, and may be exercised during such term only in accordance with the Sub-Plan and the terms of this Option.

        10.    Taxation Upon Exercise of Option.    No UK income tax will be payable on exercise of the Option provided that the Sub-Plan remains approved by the Inland Revenue and:

          (a)   at least three years, and no more than ten years, have elapsed from the Grant Date;

          (b)   more than three years have elapsed since the date on which the Optionee last exercised an Option obtained under a share option scheme that has been approved by the UK Inland Revenue under Schedule 9 of ICTA 1988 (except a savings-related scheme) for which income tax relief was given.

The Optionee shall satisfy any necessary tax withholding obligation arising upon the applicable taxable event of this Option by one or some combination of the following methods: (i) by cash payment, or (ii) out of Optionee's current compensation, or (iii) in the case of a Cashless Exercise, the Company shall withhold such taxes from the proceeds of the sale of the Shares.

THE ABOVE TAX SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

        11.    Acknowledgements.

        (a)   OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES SUBJECT TO THIS OPTION IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY'S SUB-PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE COMPANY'S RIGHT TO TERMINATE HIS OR HER EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

        (b)   Optionee acknowledges that as of the date of this Option, such Option and the Sub-Plan set forth the entire understanding between the Optionee and the Company regarding the acquisition of Common Stock in the Company and supercedes all prior oral and written agreements pertaining to this Option.

        (c)   Optionee acknowledges that in order to perform its requirements under the Sub-Plan, the Company and its affiliates may process sensitive personal data about the Optionee. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about the Optionee. Optionee hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. Optionee also hereby gives explicit consent to the Company to transfer any such personal data and/or sensitive personal data outside the country in which the Optionee is employed, and to the United States. The legal persons for whom such personal data are intended are Mercury Interactive Corporation and E*Trade Securities, Furman Selz, Oppenheimer and Chase H&Q (or their successors). Optionee has been informed of his/her right of access and correction to his/her personal data by applying to Susie Fregoso or Sari Guaron.

        (d)   Optionee understands that the Company has reserved the right to amend or terminate the Sub-Plan at any time, and that the grant of an option under the Sub-Plan at one time does not in any way obligate the Company or its affiliates to grant additional options in any future year or in any given amount. Optionee acknowledges and understands that the grant of this Option and any future Options granted under the Sub-Plan is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

        (e)   Optionee authorizes the Company or its affiliates to withhold from Optionee's compensation the amount, if necessary, to meet any applicable tax withholding obligation. Optionee agrees that the Company may require Optionee to enter an arrangement providing for the payment to the Company of any tax withholding obligation of the Company or its affiliates arising by reason of his/her participation in the Sub-Plan, or by the disposition of Common Stock acquired through participation in the Sub-Plan.

        12.   In the event of any conflict between the rules of the Sub-Plan and this Option Agreement, it is the Sub-Plan which prevails.

UK Optionee

MERCURY INTERACTIVE CORPORATION

2000 SUPPLEMENTAL STOCK OPTION PLAN—2001 INLAND REVENUE

APPROVED SUB-PLAN FOR UK EMMPLOYEES (the "Sub-Plan")
NOTICE OF STOCK OPTION GRANT

[Optionee's Name]
[Address]

        You have been granted an Option, consisting of the Terms of Conditions of Stock Option Agreement attached hereto as Exhibit A and this Notice of Stock Option Grant (together, the "Option Agreement") to purchase Common Stock of MERCURY INTERACTIVE CORPORATION (the "Company") as follows:

Date of Grant	[x]

Vesting Commencement Date	[x]

Option Price Per Share	$[x]

Total Number of Shares Granted	[x]

Total Price of Shares Granted	$[x]

Type of Option	—
Nonqualified Stock Option

Term from Date of Grant/Expiration Date	10 years/	[x]

  Exercise Schedule:

        This Option may be exercised in whole or in part, in accordance with the Vesting Schedule set out below.

  Vesting Schedule

Date of Vesting	Number of Shares
Vesting Commencement Date	25% ( )

Thereafter, monthly on the last day of each month, 1/48 ( ) of the total number of Shares until fully vested. In the event of fractional Shares, the monthly number of Shares shall be adjusted accordingly to the nearest whole Share.

  Termination Period:

        Option may be exercised for thirty (30) days after termination of employment except as set out in Sections 6 and 7 of the Terms and Conditions of Stock Option Agreement (but in no event later than the Expiration Date).

  Form of Exercise:

        Exercise of this Option shall be with cash, check on a form of Exercise Notice provided by the Company.

        OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THIS OPTION IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY'S SUB-PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH HIS RIGHT OR THE COMPANY'S RIGHT TO TERMINATE HIS EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

        Optionee acknowledges receipt of a copy of the Sub-Plan and certain information related to it and represents that he or she is familiar with the terms and provisions of the Sub-Plan and this Option Agreement. Optionee accepts the Option Agreement subject to all such terms and provisions. Optionee has reviewed the Sub-Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement.

        By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Sub-Plan and the Option Agreement, each of which are attached and made a part of this document.

OPTIONEE:	MERCURY INTERACTIVE CORPORATION a Delaware corporation
By
Signature
Title
Print Name
Date: , 19	Date: , 19

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  Exhibit (a)(1)(J)(iii)